Exhibit 11.2

JD.COM, INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

(adopted as of April 14, 2014, as amended as of August 8, 2016 and July 11, 2020 and further amended as of November 14, 2023)

This Amended and Restated Insider Trading Policy (the “Policy”) of JD.com, Inc. (“JD” or the “Company”) outlines procedures that all JD personnel must follow. This Policy and the procedures set forth herein arise from our responsibilities as a public company. It is important that you review this Policy carefully. Any questions pertaining to this Policy should be directed to JD’s General Counsel.

A. Prohibition on Trading on Inside Information. No member of the Company’s board of directors (the “Board”) and no officer, employee, consultant, independent contractor or other person associated with JD may trade in its American Depositary Shares (“ADSs”) representing its ordinary shares, class A ordinary shares trading on The Stock Exchange of Hong Kong Limited, or other securities of JD (collectively, the “securities”), or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) if such person possesses “material” information about JD that has not been disclosed to the public. Such trading not only violates JD’s policy, but may also violate applicable securities laws.

While you possess material information concerning JD that has not been disclosed to the public (“Inside Information”), you cannot:

•

buy or sell JD securities or options or derivatives on such securities (or in those of a related corporation), or counsel or procure another person to deal in such securities, knowing or having reasonable cause to believe that the other person will deal in them; or

•	communicate such Inside Information to other persons (“tipping”).

Persons who trade on Inside Information, as well as persons who have tipped others, and the persons who have received such material Inside Information, may be the subjects of civil and criminal penalties. For example, if you provide a “tip” to someone who then buys or sells a JD security, whether or not you trade, both you and the “tippee” can be convicted of insider trading and be subject to the penalties described above. In addition, any employee of or consultant to JD who engages in such prohibited and/or illegal conduct is subject to immediate discipline, including termination of employment or service for cause. Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The United States Securities and Exchange Commission and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

•	administrative sanctions;

•	sanctions by self-regulatory organizations in the securities industry;

•	civil injunctions;

•	damage awards to private plaintiffs;

•	disgorgement of profits gained by the violator;

•	civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;

•

civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of approximately US$2,500,000 or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

•	jail sentences of up to 20 years.

B. Definition of “Inside Information.”

“Inside Information” is material and non-public information and includes any information (favorable or unfavorable) that has not been disclosed to the public and that would influence a reasonable investor to buy or sell JD securities or would have material impact on the prices of the listed securities of the Company. Information may be “material” even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Some examples of “material” information are:

•	Revenues, including increases and decreases in quarterly revenues.

•	Earnings, including increases and decreases in quarterly earnings.

•	Significant mergers, acquisitions or other transactions.

•	Unusual gains, losses or other changes in operations.

•	Major personnel changes.

•	A gain or loss of one or more major customers.

•	Adoption of repurchase plans or amendment of existing repurchase plans.

•	A cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value.

You should treat all corporate information with caution and discuss confidential data only with those JD employees who have a right and a need to know. Do not discuss the Company’s confidential information with friends, relatives and acquaintances or in public places. If you have inside information concerning JD, you must refrain from trading in JD securities until you know that such information has been made public. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public. In the event that the material information possessed by you relates to the ADSs or other Company’s securities, the aforementioned policy will require waiting for at least forty-eight (48) hours after public disclosure of the material information by JD, which forty-eight (48) hours shall include in all events at least one full Trading Day on NASDAQ following such public disclosure.

C. Trading Windows. Assuming none of the restrictions on Trading set forth herein applies, the officer, director, employee or consultant may only trade JD’s securities during the period commencing at the close of business on the second Trading Day following the day on which JD’s financial results for any particular fiscal period have been released to the national wire services and ending at the end of the fiscal quarter. Another way to define the window period would be to say that trading is always prohibited during the period commencing the end of the quarter and continuing through to the close of business on the second Trading Day after the Trading Day on which JD’s financial results for the quarter are released.

In other words,

(1) beginning on January 1 of each year, no director, officer, employee or consultant shall purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1 and October 1 of each year, respectively, no director, officer, employee or consultant shall purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before NASDAQ closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

The term “Trading Day” is defined as a day on which NASDAQ is open for trading. Except for public holidays in the U.S., NASDAQ’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

Please note that Trading in Company securities during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants should strictly comply with all the requirements set forth in this Policy.

D. Definition of “Insider”. “Insiders” include members of the Board, executive officers, and other employees and consultants whom the Company believes have, or are likely to have, regular or special access to Inside Information in the normal course of their duties. Designated Insiders shall include all members of the Board and executive officers of the Company; all individuals who report directly to the Chairman of the Board, Chief Executive Officer or President of the Company; any employees or consultants the Company has identified from time to time; and household and immediate family members living in the designated Insider’s household. The Company will notify from time to time those persons who are considered “Insiders” subject to restrictions on trading during a closed trading window.

E. Restrictions Beyond the Trading Window/Pre-Clearance of Trades. Even within the designated trading windows, trading will only be permitted if no development of major importance remains unannounced or if the individual is not in possession of Inside Information. Insiders must contact JD’s General Counsel to obtain “pre-clearance” at any time prior to buying or selling any JD securities. Individuals subject to this pre-clearance requirement are members of the Board and executive officers identified as “Section 16” reporting individuals. The pre-clearance process is initiated by submitting a notice to the Company’s General Counsel at least two (2) Trading Days prior to the proposed trade (i.e., if the proposed trade is to take place on a Monday, the pre-clearance notice must be received by the General Counsel no later than 5 p.m., New York City time, on the previous Thursday, where the intervening Friday is a regular Trading Day). In the case where the General Counsel proposes to trade, his or her pre-clearance notice must be delivered to the Company’s Chief Financial Officer. The notice must set forth the individual’s name, the number of securities, the proposed type and date of the transaction and complete contact information for the individual’s broker. No trade may be executed by any individual subject to the pre-clearance requirement until approval from the General Counsel (or Chief Financial Officer, as the case may be) is received. Individuals who have an effective Trading Plan (see Paragraph G) in place are not subject to this pre-clearance requirement for those trades that take place pursuant to the Trading Plan. In addition, no officer, director, employee or consultant shall trade any Company security, without the prior clearance by the General Counsel, during any period designated as a “limited trading period,” regardless of whether the individual possesses any Inside Information. The General Counsel may declare limited trading periods at the times that he or she deems appropriate, and need not provide any reason for making a declaration.

F. Individual Responsibility to Comply with Policy. Each individual has the responsibility to comply with this Policy against insider trading, regardless of whether JD has recommended a trading window to that person. In all cases an individual should exercise appropriate judgment in connection with any trade in JD securities and seriously consider whether he or she has knowledge of material Inside Information before trading. An individual may, from time to time, be required to forego a proposed transaction in JD securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the individual may suffer economic loss or forego anticipated profit by waiting.

Each individual subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the person whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material non-public information as if the transactions were for your own account.

Section 279 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) imposes a duty on all officers of a corporation to take reasonable measures to ensure that proper safeguards exist to prevent the corporation from acting in a way which would result in the corporation perpetrating any market misconduct. Under Section 258 of the SFO, where a corporation has been identified as having been engaged in market misconduct and the market misconduct is directly or indirectly attributable to a breach by any person as an officer of the corporation of the duty imposed on him under section 279, the Market Misconduct Tribunal of Hong Kong may make one or more of the orders in respect of that person even if that person has not been identified as having engaged in market misconduct himself.

G. Trading Plans / Suspension of Trading. Rule 10b5-1 provides an affirmative defense against insider trading liability under U.S. securities laws. A person subject to this Policy can rely on this defense and trade in the Company’s securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written Trading Plan that was entered into when the person was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All Trading Plans must be submitted for approval to the General Counsel at least five business days prior to the planned entry into the Trading Plans, who will retain a copy thereof. Trading Plans may not be adopted by a person when he or she is in possession of material non-public information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).

The Company recommends that a person seeking to adopt a plan consult an attorney prior to the adoption of a plan. Once a Trading Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date(s) of the trade(s). The Company also recommends that plans contain termination and modification provisions. Any person adopting a Trading Plan must make the sales contemplated by the plan without alteration or deviation, and not make additional sales of the Company’s securities other than as set forth under the plan. You may amend or replace a Trading Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Trading Plan to the General Counsel for approval prior to adoption. You must provide notice to the General Counsel prior to terminating a Trading Plan. You should understand that a modification or termination of a Trading Plan may call into question your good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).

The Company reserves the right to bar all trades in its securities, even pursuant to existing Trading Plans, if the Board, in consultation with its legal counsel, determines that such a bar is in the best interests of the Company. The Company also reserves the right to reject any Trading Plan.

H. Inside Information Regarding Other Companies. This Policy and the guidelines described herein also apply to material and non-public information relating to other companies, including JD’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, JD. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on inside information regarding JD’s Business Partners. Each individual should treat material nonpublic information about JD’s Business Partners with the same care required with respect to information related directly to JD.

I. Definition of “Trading”. “Trading” includes open market purchases and sales, including a “same day sale” or “cashless exercise” of a stock option or the sale of shares issued upon vesting of other share-based awards under an equity incentive plan of the Company. Transactions that occur as a result of a market “limit” order are trades and are subject to this Policy and the prohibitions against insider trading. Accordingly, “limit” orders should be restricted to the permitted trading window and canceled immediately if the employee becomes aware of inside information.

“Trading” does not include the following:

(i)	the exercise of stock options for cash under an equity incentive plan of the Company and which exercise does not involve any sales of shares obtained upon option exercise;

(ii)

the sale of class A ordinary shares by the Company to cover tax withholding obligations incurred upon vesting of restricted stock awards or restricted stock units held by employees when vesting occurs on a pre-determined date, but only to the extent of the amount of the Company’s tax withholding obligation; or

(iii)	transactions pursuant to an effective “Trading Plan.”

J. No Trading in Derivative Securities. No member of the Board, officer, employee, consultant or other person associated with JD may trade in any interest or position relating to the future price of JD securities, such as a put, call or short sale or using JD securities as collateral for margin loans.

K. Inquiries. Please direct any questions as to any of the matters discussed in the Policy to the General Counsel.

L. Changes to Policy. JD may amend its Insider Trading Policy from time and will notify all employees and consultants of the changes. You agree to abide by the Insider Trading Policy in effect on the date you engage in any Trading.

ACKNOWLEDGMENT

The undersigned hereby acknowledges receipt of the Insider Trading Policy of JD.com, Inc. attached hereto and that he or she has read the Insider Trading Policy and agrees to comply with its terms and conditions. The undersigned understands that a violation of insider trading or tipping laws or regulations may subject the undersigned to severe civil and/or criminal penalties, and that a violation of the terms of the Insider Trading Policy may subject the undersigned to discipline by JD.com, Inc., up to and including termination for cause.

(Signature)

(Printed Name)

(Date)

Please sign and return to the Human Resources Department.

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